Exhibit 10.1
Compensation Plan for 2007 – 2011
Company: Macro International
Employee: Greg Mahnke
This will summarize the proposed compensation plan from January 1, 2007 through December 31, 2011.
It is our philosophy that a Manager who is responsible for the revenue and profits of the Division think like an Owner. We believe in compensating them based on the growth of the Company and the profitability of the Company.
Our Compensation Plan is based on the same principle. For the next five years, you will be rewarded based on profits above a certain level. Following is the summary:
1.	Title: Your title will be President of Macro International.

2.	Salary: Your salary for 2007 will be $332,000. After 2007, your salary will increase by the percentage of increase in profitability over the pervious year, but not to exceed 10%.

3.	Year-End bonus: Your year-end bonus will be based on 10% of the operating income over $13 million each year.

4.	Non-Compete: Upon leaving the Company, you will not compete with the Company or solicit employees or customers for one year.
Enclosed is a separate sheet which shows a sample salary and bonus calculation for the next five years based on a hypothetical example, which will show that if you grow your revenue and you grow your profits, your bonuses can be substantial.
Again, this is a compensation plan. This is not a guaranteed employment contract. If this meets with your approval, please sign at the bottom where indicated and return to me.
Sincerely,
/s/ Vinod Gupta
Vinod Gupta
Agreed and accepted to this 18th day of January, 2007.
/s/ Dr. Greg Mahnke